Mr. Steve Pacak
Chief Financial Officer
Naspers Limited
40 Heerengracht
Cape Town, 8001
The Republic of South Africa
								May 11, 2005

RE:		Naspers Limited
      Form 20-F for the fiscal year ended September 30, 2004
		Filed No. 1-14917

Dear. Mr. Pacak:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE